Exhibit 99.1

FINANCIAL CONTACTS:
Mark McCollom	610-208-6426	mmccollo@sovereignbank.com
Stacey Weikel	610-208-6112	sweikel@sovereignbank.com

MEDIA CONTACTS
Ed Shultz	610-207-8753	eshultz1@sovereignbank.com
Sovereign Expects to Close Pending Transactions On or Before June 1, 2006 and Changes
Stock Dividend Record and Payment Dates to Accommodate Closings
     PHILADELPHIA, April 24, 2006 /PRNewswire-FirstCall via COMTEX News Network/ — Sovereign Bancorp, Inc. (“Sovereign”) (NYSE: SOV), parent company of Sovereign Bank, announced today that, subject to receiving all required regulatory approvals, it expects to close its pending acquisition of Independence Community Bank Corp. (“Independence”) and the $2.4 billion placement of common equity to Banco Santander Hispano, S.A. (“Santander”) on or before June 1, 2006. In addition, its Board of Directors has elected to postpone the record and distribution dates of the 5% stock dividend announced on March 15, 2006 by one month. The stock dividend will now be distributed on June 22, 2006 to shareholders of record on June 1, 2006. The newly issued shares will be issued in book form, with cash paid in lieu of fractional shares. The quarterly cash dividend of $.08 per share declared on March 15, 2006 and payable on May 15, 2006 to shareholders of record on May 1, 2006 is not affected by this action.
     Postponing the record date and closing the pending transactions on or before the record date for the stock dividend, allows Santander to be eligible to receive the 5% stock dividend and thus preserves the economic agreement of the parties set forth in their definitive agreement. Santander’s $2.4 billion investment remains unchanged at $27.00 per share for 19.8% of Sovereign’s outstanding shares of common stock (after giving effect to the purchase). The $27.00 per share price represents a 26.4% premium to Friday’s closing price.
     Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), is the parent company of Sovereign Bank, a pro forma $83 billion financial institution with nearly 800 community banking offices, over 2,000 ATMs and approximately 12,000 team members with principal markets in the Northeast United States after giving effect to the Independence acquisition and recently announced branding agreement in which Sovereign ATMs will be placed in CVS/pharmacy locations. Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, wealth management and insurance. Sovereign is the 18th largest banking institution in the United States. For more information on Sovereign Bank, visit http://www.sovereignbank.com or call 1-877-SOV-BANK.
     Note: “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release regarding Sovereign Bancorp’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual future events to differ from those contained in the forward-looking statements, see “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year.